Exhibit 4.5

NOVARTIS CAPITAL CORPORATION

Officer’s Certificate

I, Eduard Marti, being President and Treasurer of Novartis Capital Corporation (the Company), a Delaware corporation, pursuant to the resolutions duly adopted by the Board of Directors of the Company on September 10, 2024, hereby determine as follows that:

1.            The initial issuances of the series of guaranteed debt securities entitled 3.800% Notes due 2029 (the 2029 Notes), the 4.000% Notes due 2031 (the 2031 Notes), the 4.200% Notes due 2034 (the 2034 Notes) and the 4.700% Notes due 2054 (the 2054 Notes and, together with the 2029 Notes, the 2031 Notes and the 2034 Notes, the Notes) established under the Indenture, dated as of February 10, 2009, among the Company, Novartis Finance S.A. and Novartis Securities Investment Ltd., as issuers, Novartis AG, as guarantor (the Guarantor) and HSBC Bank USA, National Association, as Trustee (the Indenture; capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Indenture), which may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.7, 2.8 or 2.9 of the Indenture) represent $1,000,000,000 aggregate principal amount of the 2029 Notes, $850,000,000 aggregate principal amount of the 2031 Notes, $1,100,000,000 aggregate principal amount of the 2034 Notes and $750,000,000 aggregate principal amount of the 2054 Notes.

2.            The Company may, from time to time, without the consent of the Holders of the Notes, increase the principal amount of the Notes by issuing additional Notes in the future with the same terms and conditions as the Notes in all respects, except for any differences in the issue date, issue price and first payment of interest thereon, and with the same CUSIP number as the Notes. The Notes and any additional Notes shall rank equally and ratably and shall be treated as a single series for all purposes under the Indenture. The Company will not issue any additional Notes unless such additional Notes are fungible with the Notes for U.S. federal income tax purposes.

3.            The principal amount of each of the Notes is payable on September 18, 2029, September 18, 2031, September 18, 2034 or September 18, 2054 (as relevant) (unless the Notes are redeemed before that date, in which case principal will be payable on the date fixed for redemption).

4.            The interest payment dates (the Interest Payment Dates) on which interest on the Notes shall be payable are March 18 and September 18 of each year, commencing on March 18, 2025.

5.            The 2029 Notes will bear interest at a rate of 3.800% per annum, the 2031 Notes will bear interest at a rate of 4.000% per annum, the 2034 Notes will bear interest at a rate of 4.200% per annum and the 2054 Notes will bear interest at a rate of 4.700% per annum.

6.            The date from which interest shall accrue for each Note is September 18, 2024 (or the most recent Interest Payment Date on which interest has been paid or duly provided for).

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7.            The Record Date for interest payable on the Notes shall be March 3 and September 3, as the case may be, next preceding the Interest Payment Date.

8.            Prior to August 18, 2029 (the date that is one month prior to the scheduled maturity date for the 2029 Notes) (the 2029 par call date) in the case of the 2029 Notes, July 18, 2031 (the date that is two months prior to the scheduled maturity date for the 2031 Notes) (the 2031 par call date) in the case of the 2031 Notes, June 18, 2034 (the date that is three months prior to the scheduled maturity date for the 2034 Notes) (the 2034 par call date) in the case of the 2034 Notes and March 18, 2054 (the date that is six months prior to the scheduled maturity date for the 2054 Notes) (the 2054 par call date and, together with the 2029 par call date, the 2031 par call date and the 2034 par call date, the par call dates and each a par call date) in the case of the 2054 Notes, the Company may redeem the Notes, in each case in whole or in part, at its option at any time and from time to time at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such notes matured on the applicable par call date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the forms of the Notes attached hereto as Annex A) plus 10 basis points in the case of the 2029 Notes, 10 basis points in the case of the 2031 Notes, 15 basis points in the case of the 2034 Notes and 15 basis points in the case of the 2054 Notes, as applicable, less (b) interest accrued to the date of redemption, and (ii) 100% of the principal amount of the notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to the redemption date. On or after the 2029 par call date in the case of the 2029 notes, the 2031 par call date in the case of the 2031 notes, the 2034 par call date in the case of the 2034 notes and the 2054 par call date in the case of the 2054 notes, as applicable, the Company may redeem such notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to the redemption date. Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent. Any related written notice of redemption will describe the conditions precedent and, at the Company’s discretion, will indicate that the redemption date may be delayed or the written notice rescinded if all such conditions precedent have not been satisfied or waived by the Company. In the case of a partial redemption, selection of the applicable series of notes for redemption will be made pro rata, by lot or by such other method as the Trustee in its sole discretion deems appropriate and fair. No notes of any series of a principal amount of $2,000 or less will be redeemed in part. If any note of a series is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the applicable note to be redeemed. A new note of any series in a principal amount equal to the unredeemed portion of the applicable note will be issued in the name of the holder of such note upon surrender for cancellation of such original note. For so long as any series of notes are registered in the name of The Depository Trust Company (or another depositary) or such depositary’s nominee, the redemption of such series of notes shall be done in accordance with the policies and procedures of the depositary. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption.

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9.             In the event of changes in withholding taxes applicable to payments of interest on the Notes in Switzerland or any other Relevant Taxing Jurisdiction, the Company may redeem the notes in whole (but not in part) as set forth in the forms of the Notes attached hereto as Annex A.

10.          There is no obligation of the Company to redeem or purchase Notes pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof.

11.          The Notes are issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

12.          Additional Amounts with respect to Notes are payable by the Company or the Guarantor, as applicable, as set forth in the forms of the Notes attached hereto as Annex A.

13.          The Notes are issued in registered form only. Individual certificates in respect of the Notes will not be issued except in very limited circumstances.

14.            Instead of the Events of Default set forth in Section 7.1 of the Indenture, an Event of Default with respect to the Notes will mean only any one of the events set forth in the forms of the Notes attached hereto as Annex A.

15.          The Notes will be guaranteed as set forth in the forms of Notes attached hereto as Annex A.

16.          The applicable CUSIP number for the Notes is 66989H AT5 for the 2029 Notes, 66989H AU2 for the 2031 Notes, 66989H AV0 for the 2034 Notes and 66989H AW8 for the 2054 Notes.

17.            The form and terms of the Terms Agreement (including the Underwriting Agreement included as Annex A therein), dated September 16, 2024 among the Company, the Guarantor, and Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC, as representatives of the several underwriters named therein (the “Terms Agreement”), which is attached hereto as Annex B, is hereby approved.

18.          The Notes are being sold to the underwriters at the price and upon the terms set forth in the Terms Agreement.

19.          The Notes and the guarantees shall be in the form attached hereto as Annex A.

[Signature Page Follows]

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IN witness whereof, I have hereunto signed my name.

Dated: September 18, 2024

Novartis Capital Corporation

By:	/s/ Eduard Marti
Name:	Eduard Marti
Title:	Director, President and Treasurer

[Signature Page to Exhibit Officer’s Certificate (Notes Establishment) (Novartis Capital Corporation)]

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ANNEX A

Forms of Notes

[Incorporated by reference to Exhibits 4.1, 4.2, 4.3 and 4.4 to the Current Report on Form 6-K filed with the SEC on September 18, 2024.]

ANNEX B

Terms Agreement

[Incorporated by reference to Exhibit 1.1 to the Current Report on Form 6-K filed with the SEC on September 18, 2024.]

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